FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 20% INCREASE IN FIRST QUARTER SALES

New York, New York, April 19, 2007 - Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the first quarter of 2007 were approximately $85.2 million, or 20% ahead of 2006's first quarter sales of $70.9 million.  At comparable foreign currency exchange rates, net sales for the first quarter were up 14.6%.  Inter Parfums plans to release operating results for the 2007 first quarter on or about May 9, 2007.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "Sales by our U.S. operations rose by 19% to $9.6 million reflecting shipments to North American Banana Republic stores and continued sales of existing products to Banana Republic Factory and Gap Outlet stores.  In May, over 150 Gap Body stores will unveil the more than 70 new bath and body products which will be followed by the new Gap eau de toilette line in the third quarter of 2007.  The current schedule calls for the new products to begin to rollout to the Gap stores in late summer, and continue throughout the remainder of the year."

European operations achieved sales of $75.6 million, a 20% increase compared $62.9 million in the same period last year.  Mr. Madar continued, "In addition to growth in all of our major brands, sales of Van Cleef & Arpels fragrances are included for the first time, as we officially took over the fragrance brand on January 1st."

The Company pointed out that shipments made to its four newly established majority-owned European distribution subsidiaries are not recognized as sales until that merchandise is sold by the distribution subsidiary.  On this subject, Mr. Madar noted that it was not until mid-quarter when the four distribution subsidiaries where fully operational.  He also pointed out that there is generally a seasonal inventory build-up by distributors following the holiday season and in preparation for the new product launches scheduled for later in the year.  He stated, "We estimate that this depressed first quarter sales by approximately $4 million to $6 million and that this is a timing issue which is expected to reverse in subsequent quarters."

Management has not adjusted its 2007 guidance to reflect the potential sales and costs associated with its recent agreement with New York & Company since it is undetermined if shipments will begin late this year or early next year.  Management reaffirms its full year 2007 guidance projecting net sales, net income and diluted earnings per share of approximately $365.0 million, $20.4 million or $1.00, respectively.  Inter Parfums indicates that its guidance assumes the dollar remains at current levels.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels and has controlling interest in Nickel S.A., a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc. and New York & Company.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrances related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2006, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com